February 14, 2001

Attention:   Peter Preston
             President, Bach-Hauser, Inc.

Subject: Cancellation of Frequentsee Application and Toolkit License

Dear Peter,

It is with regret that I must inform you on behalf of Aegiss International the intent to cancel and render null and void the Bach Hauser acquisition agreement dated December 08th 2001.

Pursuant to California law with specific regard to the provision provided on page three, paragraph eight, the agreement will be terminated on March 07, 2001.

Kindly provide the undersigned with written instructions detailing the address and contact for return of stock certificate #1376.

Good luck in you continued business activities and feel free to contact me if you require any further information.

Yours truly,


/s/ J. Bradley Hall
------------------------
J. Bradley Hall
Chief Executive Officer